EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-282103) and Form S-8 (File No. 333-284276) of Paranovus Entertainment Technology Limited of our report dated June 6, 2025, relating to the audited combined financial statements of Bomie Wookoo Inc., which appears in this Current Report on Form 6-K..

/s/ Enrome LLP

Singapore

June 6, 2025